Exhibit 10.03

                              EMPLOYMENT AGREEMENT

THIS Employment Agreement ("Agreement") is hereby entered into and made effective this 2nd day of December, 2004, by and between Diatect International Corporation, a California corporation, with it's principal place of business located in Heber City, Utah (the "Company") and David Andrus of Heber City, Utah, ("Andrus").

                                    RECITALS

         1. The Company is engaged in the business of developing, manufacturing and marketing environmentally benign, diatomaceous earth ("DE") based insecticide products, and desires to acquire qualified, experienced leadership in this endeavor.

         2. In view of his considerable experience and effective service to the Company as Executive Vice President of Operations and as a director, the Company has determined that it desire to employ Andrus as its President and Chief Executive Officer for the period set forth below.

         3. In consideration for the terms of this Agreement, Andrus desires to be employed by the Company as its President and Chief Executive Officer.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants, promises, terms and conditions hereinafter set forth, the parties hereto agree as follows:

         I. EMPLOYMENT. The Company hereby employs, engages and hires Andrus as its President and Chief Executive Officer on the terms and conditions hereinafter set forth, and Andrus hereby accepts such employment and agrees to perform such services and duties and to carry out such responsibilities as hereinafter set forth.

         II. TERMS OF EMPLOYMENT. The term of employment under this Agreement shall be for a period of two (2) years and twenty-eight (28) days commencing as of December 3, 2004 and terminating on December 31, 2006, subject, however, to prior termination as hereinafter provided. Unless otherwise agreed in writing, subject to mutual agreement of the parties, continued employment of Andrus by the Company after December 31, 2006 shall be for a term and on the conditions to be agreed to by the parties prior to the expiration of the Agreement.

         III.     SERVICES, DUTIES AND RESPONSIBILITIES

                  a. Andrus will faithfully and to the best of his ability serve the Company in his capacity as its President and Chief Executive Officer, subject to the policy direction of the Board of Directors of the Company. Andrus shall perform such services and duties as are customarily performed by holding the position of President and Chief Executive Officer of a public corporation.

                  b. As President and Chief Executive Officer, Andrus shall be responsible for the overall management of the Company's business. Andrus will devote his full time, energy and skill during regular business hours to his employment with the Company. Such duties shall

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                           be rendered at Heber City, Utah, and sat such other
                           place or places as the Company shall in good faith require or as interests, needs, business or opportunity of the Company shall require. While occupying the office of the President and Chief Executive Officer, and as a member of the Board of Directors, Andrus shall be willing to occupy the officer of Chairman of the Board of Directors and shall be willing to serve as Chairman of the Executive Committee of the Board of Directors. Andrus shall be responsible on a continuing basis for the development, implementation and maintenance of a business plan for the corporation and all activities defined therein. He shall be responsible for coordination of efforts of the corporate and subsidiary officers and management teams and their respective staffs and for the maximization of corporate performance and overall profitability of the corporation and its respective subsidiaries; conditioned, however, upon the Company's providing sufficient funds for Andrus to so manage and regulate the Company.

                  c. Andrus shall be responsible for reporting in writing to the Board of Directors on a regular basis.

                  d. As Chief Executive Officer, Andrus shall be responsible for the development, coordination and execution of all aspects of the operation as directed by the Board of Directors. Subject to the Company's continuing ability to pay Andrus' salary on a regular basis as hereinafter provided, Andrus will devote full time, energy and skill during regular business hours to providing services and carrying out the duties and responsibilities of his employment with the Company. Such duties shall be rendered at the principal place of business of the Company and at such other places as the Company shall in good faith require or as interests, needs business or opportunity of the Company shall require.

                  e. Andrus shall not directly or indirectly represent or be engaged by or be an employee of any other person, firm or corporation or be engaged for his services as an officer, general manager or consultant in any other business or enterprise while he is in the employ of the Company, unless specifically authorized to do so. It is understood, however, that the foregoing in no way prevents Andrus from owning stock or having economic interest in other businesses or enterprises. Furthermore, Andrus may serve on the board of directors of other companies so long as such service does not conflict with his interest in and duties of the Company. Also, he may hold the position of corporate officer in any family or personal investment business so long as it does not conflict with his interest in and duties to the Company.

         IV.      COMPENSATION

                  a. Base Salary. The Company shall pay Andrus a base salary at the rate of One Hundred and Fifty Thousand Dollars ($150,000) per year, payable twice a month on the first and fifteenth days of each month while this Agreement shall be in force. Said salary payments will be subjected to withholding taxes, e.g., Federal Income Tax, FICA, State and/or Local Withholding Taxes. Whereas such salary shall not be decreased during the term of this Agreement without the consent

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                           of Andrus, it shall be subject to increase by the
                           Board of Directors which shall review the salary periodically, and at least annually. It is understood that Company may not be able to pay this base salary on a regular basis. In the event that any portion of said salary is not paid as scheduled on the basis of fiscal inability of the Company to pay, such event shall not constitute a default. In such event, Andrus may elect to defer said payment shortfall, with interest thereon, simple fixed, at the rate of 10%, or, on a quarterly basis (at the end of each calendar quarter) take payment of any portion of said shortfall in form of restricted rule 144K common stock of the Company at the average price quoted over the ten (10) day period immediately prior to the end of said quarter.

                  b. Salary Subject to "Take or Pay". The foregoing salary of Andrus shall be subject to "take or pay" provisions, whereby the Company hereby commits to pay said salary (including any increases from date) for the entire term of this Agreement, regardless of whether his employment is terminated hereunder at any earlier date, unless such termination is for cause based on malfeasance, as defined in Section X (b) herein below.

                  c. Incentive Bonus Stock. The Company here by grants and issues to Andrus an incentive bonus of three million (3,000,000) shares of restricted, non-diluteable stock of the Company. Two million of these shares are granted without restriction and the remaining one million shall follow the vesting/performance items noted below:

                           i. 250,000 shares are fully vested to Andrus upon the successful presentation of the Fire Ant product to 70 of the local vendor number stores of the awarded big box retailer.
                           ii. 250,000 shares are fully vested to Andrus upon the receipt of orders from at least 50 of the local vendor number stores of the awarded big box retailer.
                           iii. 250,000 shares are fully vested to Andrus upon reaching sales of $250,000 to the local vendor number stores of the awarded big box retailer.
                           iv. 250,000 shares are fully vested to Andrus upon reaching sales of $500,000 to the local vendor number stores of the awarded big box retailer.

                  d. Performance Bonus. Commencing at the date hereof, Andrus shall be granted a bonus equal to one percent (1%) of the gross sales receipts determined quarterly based on the filing of the 10Q report with the SEC. Said payment shall occur within thirty (30) days following the filing of the 10Q report.

                  e. Deferred Compensation Plan. As soon as it is economically feasible and appropriate as determined by the Board of Directors of the Company, the Company will establish a Deferred Compensation Plan for its senior executives, including Andrus.

                  f. Benefits. As soon as it is financially able, as determined by the Board of Directors, the Company shall provide the following benefits to Andrus:

                           i.       Participation in a group medical plan;

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                           ii.      Comprehensive dental care plan;
                           iii. Life insurance at the rate of at least four times Andrus' annual salary, with the beneficiary of said insurance to be named by Andrus;
                           iv.      Disability insurance;
                           v.       A reasonable vehicle allowance

         V. BUSINESS FACILITIES AND EQUIPMENT. The Company shall provide Andrus, or shall pay for, suitable work facilities and adequate business accommodation, office equipment and devices as may be reasonably necessary for Andrus to perform his services and carry out his responsibilities and duties to the Company.

         VI. DIRECTORS AND OFFICERS INSURANCE. As soon as it is financially able, as determined by the Board of Directors, the Company shall purchase and maintain Directors' and Officers' liability insurance, including coverage for Andrus, in an amount of not less than five million dollars ($5,000,000).

         VII. INDEMNIFICATION. The Company shall indemnify Andrus, his heirs, executors, administrators and assigns, against, and he shall be entitled without further act on his part, to be indemnified by the Company for, all expenses, including, but not limited to, amounts of judgments, reasonable settlement of suits, attorney fees and related costs of litigation, reasonably incurred by him in connection with or arising out of any action, suit or cause of action against the Company and/or against Andrus as a result of his having been, an officer and/or director of the Company, or, at its request, of any other corporation which the Company owns or of which the Company is a stockholder or creditor, whether or not he continues to be such officer or director at the time of incurring said expenses. Said indemnity shall apply, but not be limited to, expenses incurred in respect to:

                  a. Any matter in which he shall be finally adjudged in any such action, suit or proceeding to be liable for gross negligence or intentional misconduct in the performance of his duty as such officer and/or director, or;

                  b. Any matter in which a settlement is effected to an amount in excess of the amount of reasonable expenses incurred by or on behalf of Andrus in such action, suit or proceeding to the point of final settlement and resolution.

                  Further, nothing in this section regarding indemnification shall be construed to require or authorize the Company to indemnify Andrus against any liability to which he would, but for settlement or compromise of such action, suit or proceeding, be otherwise subject by reason of his gross negligence or intentional misconduct in the performance of his duties as an officer and/or director of the Company. The foregoing right of indemnification shall not be exclusive of other rights to which Andrus may be entitled.

         VIII. BUSINESS EXPENSE REIMBURSEMENT. The Company shall reimburse Andrus for all reasonable business expenses incurred by him in the performance of his services, duties and responsibilities, including, but not limited to, transportation, travel expenses, board and room, entertainment, and other business expenses incurred within the scope of presentation to the Company by Andrus of an itemized accounting of said expenses substantiated by account books, receipts, bills and other documentation where applicable. If reimbursement, advances or

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

                  allowances are based on permitted mileage or per diem rates, then Andrus shall submit specification of relevant mileage, destination, dates and other supporting information required for tax purposes.

         IX. VACATION. During the term of this Agreement, Andrus shall have the right to six (6) weeks of paid vacation during each year. Vacation time may be taken all at once or in segments as desired by Andrus, subject to reasonable notice to the Company for the purpose of coordinating work schedules. Such vacation is not cumulative from year to year.

         X.       TERMINATION OF EMPLOYMENT.

                  a. Termination for Cause, Generally. Under this Agreement, the Company shall have the right to terminate the employment of Andrus for cause, which shall consist of two classes: cause involving malfeasance on the part of Andrus, and causes not involving malfeasance (no-fault). Upon termination, all Company property and credit cards in the possession and control of Andrus must be returned to the Company.

                  b. Malfeasance Termination for Cause. In the event the employment of Andrus is terminated on the grounds of malfeasance, then, in that event, all compensation, including salary, stock options, bonuses, deferred compensation and benefits cease immediately. Termination for cause on grounds of malfeasance included, but is not limited to, the following conduct:

                           i. Breach of restrictive covenant contained herein against competition or disclosure of trade secrets;
                           ii. Continued failure and refusal to carry out the duties and responsibilities of the office under this Agreement within a reasonable time following written notice from the Board of Directors requiring the subject performance;
                           iii. Failure to cure a material breach of this Agreement within ten (10) days after receiving written notice from the Board of Directors;
                           iv. Failure to cease conduct unbecoming the President and CEO of the Company after receipt of written notice from the Board of Directors to cease such conduct;
                           v.       Commission of a felony.

                  c. No-Fault Termination for Cause. At no fault of Andrus, termination of employment hereunder for cause can occur as the result of death, disability, sale of the Company (asset or stock sale), merger or consolidation, "takeover" of control and operation of the business by an outside entity or group, or termination of the business for any reason whatsoever.

                  d. Rights, Stock and Benefits Surviving No-Fault Termination for Cause. Termination of Andrus' employment for cause based upon any of the no-fault reasons or events described in the foregoing subsection c, shall not effect Andrus' right to the following compensation under this Agreement:

                           i.       Base salary for the entire term of this
                                    Agreement.
                           ii.      Full vesting of the Incentive Bonus Stock.
                           iii. Performance Bonus for two quarters following termination.

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

                           iv. Deferred compensation vested at time of termination.
                           v. Company benefits including, but not limited to, group medical insurance, comprehensive dental plan, life insurance, disability insurance, and car allowance shall be continued for a period of six (6) months following such termination of employment.

                  e. Sale/Take-Over Termination Bonus. In the event the employment of Andrus is terminated because of the sale of the business (either asset or stock sale), merger, consolidation, or by "takeover" by any outside entity or group, then, Andrus shall be entitled to a termination bonus equal to three times the amount of bonus he received in the aggregate over the four quarters immediately preceding such termination of employment, but in no event shall said bonus be less than five hundred thousand dollars ($500,000).

                  f. Resignation or Withdrawal. In the event Andrus' employment is terminated by his voluntary resignation or withdrawal, then, in that event, the following will apply unless otherwise agreed between the parties in writing:

                           i. If such resignation or withdrawal occurs during the first year of the term of this Agreement, then Andrus will be entitled only to two weeks salary following notice of resignation or withdrawal. Company benefits set forth in Section IV (f) shall be terminated at the end of the calendar month next following the date of notice of resignation or withdrawal. All rights to stock options, bonuses or deferred compensation not granted or vested shall be forfeited.

                           ii. If such resignation or withdrawal occurs during the second year of the term of this Agreement, then Andrus will be entitled only to two months salary following notice of resignation or withdrawal. Company benefits set forth in Section IV (f) shall be terminated at the end of the calendar month next following the date of notice of resignation or withdrawal. All rights to stock options, bonuses or deferred compensation not granted or vested shall be forfeited.

              g. Death or Disability. In the event Andrus' employment is terminated by death or upon medical certification of total disability ("disability"), then the following will apply in that respective event:

                           i. In the event of Andrus' death, the Company shall:

                                    Pay to Andrus' estate an amount equal to
                           Andrus' base salary for a three-month period following his death;
                                    Grant to Andrus' estate the fully vesting of
                           his Incentive Stock Bonus;
                                    Pay to Andrus' estate an amount equal to the
                           bonus Andrus would have received for the next two quarters following termination;
                                    Continue providing the medical and dental
                           benefits to Andrus' survivors (to the extent applicable) for a period of one year.

                           iii. In the event of Andrus' disability, the Company shall:

                                    Pay to Andrus' estate an amount equal to
                           Andrus' base salary for a three-month period following his disability;
                                    Grant to Andrus fully vesting of his
                           Incentive Stock Bonus;

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

                                    Pay to Andrus an amount equal to the bonus
                           Andrus would have received for the next two quarters following termination;
                                    Continue providing the medical and dental
                           benefits to Andrus for a period of two years.

         XI.      RESTRICTIVE COVENANTS

                  a. Confidential Information. Andrus covenants not to disclose the following specified confidential information to competitors or to others outside of the scope of reasonably prudent business disclosure, at any time during or after the termination of his employment by the Company.

                           i. Customer lists, contracts, and other sales and marketing information;
                           ii.      Financial information, cost data;
                           iii. Formulas, trade secrets, processes and devices related to the product and its manufacture;
                           iv.      Supply sources, contracts;
                           v. Business opportunities for the product or new developing business for the Company;
                           vi.      Proprietary plans, models and other
                                    proprietary information of the Company.

                  b. Affirmative Duty to Disclose. Andrus shall promptly communicate and disclose to the Company all observations made, information received, and data maintained relating to the business of the Company obtained by him as a consequence of his employment by the Company. All written material, possession during his employment with the Company concerning business affairs of the Company or any of its affiliates, are the sole property of the Company and its affiliates, and Andrus is obligated to make reasonably prompt disclosures of such information and documents to the Company, and, further, upon termination of this Agreement, or upon request of the Company, Andrus shall promptly deliver the same to the Company of its affiliates, and shall not retain any copies of same.

                  c. Covenant Not to Compete. For a period of three (3) years following the termination of his employment with the Company, Andrus shall not work, directly or indirectly, for a competitor of the Company, nor shall he himself establish a competitive business. This restrictive covenant shall apply worldwide but shall be limited to businesses that use diatomaceous earth and/or pyrethrum in any of its products which they manufacture, distribute, sell, market or otherwise promote.

                  d. Material Harm Upon Breach. The parties acknowledge the unique and secret nature of the Company's formulas for the composition of its DE-based products and related proprietary information, and that material irreparable harm occurs to the Company if these restrictive covenants are breached. Further, the parties hereto acknowledge and agree that injunctive relief is not an exclusive remedy and that an election on the part of the Company to obtain an injunction does not preclude other remedies available to the Company.

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                  e.       Arbitration. Any controversy, claims, or matter in
                           dispute occurring between these parties and arising out of or relating to this Agreement shall be submitted by either or both of the parties to arbitration administered by the American Arbitration Association or its successor and said arbitration shall be final and absolute. The Commercial Arbitration Rules of the American Arbitration Association shall apply subject to the following modifications:

                           i. The venue for said arbitration shall be Salt Lake City, Utah, and the laws of the State of Utah regarding arbitration shall apply to said arbitration.
                           ii. The decision of the arbitration panel may be entered as a judgment in any court of the general jurisdiction in any state of the United States or elsewhere.

         XII. NOTICE. Except as otherwise provided herein, all notices required by this Agreement as well as any other notice to any party hereto shall be given by certified mail (or equivalent), to the respective parties as required under this Agreement or otherwise, to the following addresses indicated below or to any change of address given by a party to the others pursuant to the written notice.

                  COMPANY:                    Diatect International, Inc.
                                              875 S. Industrial Parkway
                                              Heber City, UT 84032

                  ANDRUS:                     David Andrus
                                              1248 S. Pangea Cir
                                              Heber City, UT 84032

         XIII.    GENERAL PROVISIONS

                  a. Entire Agreement. This Agreement constitutes and is the entire Agreement of the parties and supersedes all other prior understandings and/or Agreements between the parties regarding the matters herein contained, whether verbal or written.

                  b. Amendments. This Agreement may be amended only in writing signed by both parties.

                  c. Assignment. No party of this Agreement shall be entitled to assign his or its interest herein without the prior written approval of the other party.

                  d. Execution of Other Documents. Each of the parties agree to execute any other documents reasonably required to fully perform the intention of this Agreement.

                  e. Binding Effect. This Agreement shall inure to and be binding upon the parties hereto, their agents, employees, heirs, personal representatives, successors and assigns.

                  f. No Waiver of Future Breach. The failure of one party to insist upon strict performance or observation of this Agreement shall not be a waiver of any future breach or of any terms or conditions to this Agreement.

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                  g.       Execution of Multiple Originals. Two (2) original
                           counterparts of this Agreement shall be executed by these parties.

                  h. Governing Law. This Agreement shall be governed and interpreted by the laws of the State of Utah.

                  i. Severability. In the event any provision or section of this Agreement conflicts with the applicable law, such conflict shall not affect the provisions of the Agreement with can be given effect without the conflicting provisions.

WHEREFORE, this Agreement is hereby executed and made effective day and year first above written.

         COMPANY                                     DIATECT INTERNATIONAL, INC.



                                                     BY /s/ John L. Runft
                                                       -------------------------
                                                       John Runft, On behalf of
                                                       the Board of Directors




         ANDRUS                                        /s/ David Andrus
                                                       -------------------------
                                                       David Andrus




         ATTEST:



         /s/ Margie Humphries
         --------------------------------------
         Margie Humphries, Corporate Secretary

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